Exhibit 99.1

Pivotal Acquisition Corp. Announces $150 Million Backstop Commitment from MGG Investment Group and

Stockholder Meeting Date of December 12, 2019

•	MGG Investment Group, LP agrees to provide $150 million backstop pursuant to previously announced forward purchase contract to provide greater deal certainty

•	Company announces stockholder meeting date of December 12, 2019 for stockholders to approve KLD transaction

NEW YORK and MCLEAN, Va.- November 13, 2019 — Pivotal Acquisition Corp. (NYSE: PVT) (“Pivotal” or the “Company”) a public investment vehicle, and KLDiscovery (“KLD”), a leading global provider of electronic discovery, information governance and data recovery services, announced today that the Company and KLD have entered into a commitment letter with MGG Investment Group, LP (“MGG”) pursuant to which MGG has committed to invest $150 million in the form of a debenture (the “Debenture”) pursuant to the forward purchase contract entered into by MGG’s affiliate in connection with Pivotal’s initial public offering.

Pivotal also announced that the stockholder meeting to approve the proposed transaction between Pivotal and KLD has been set for December 12, 2019. Holders of record of Pivotal common stock at the close of business on November 18, 2019 will be entitled to vote at the meeting to approve the proposed transaction.

“Existing KLD shareholders will continue to hold 100% of their shares in the Company and now have a clear path to a deal closing,” said Kevin Griffin, CEO of MGG and a director of Pivotal. “We are excited to provide this commitment of $150 million given our belief in the growth prospects of KLD. This backstop gives KLD further flexibility to repay its high priced second lien debt and lower its interest payments,” said Griffin.

“This financing will substantially increase cash flow and enable KLD to reignite its acquisition program,” said Jon Ledecky, Pivotal’s Chief Executive Officer. “I am excited to work with KLD CEO Chris Weiler and his talented management team to pursue new business opportunities and leverage Pivotal’s corporate and legal community network.”

“We are looking forward to closing this transaction next month,” said Chris Weiler, KLD’s Chief Executive Officer. “We intend to aggressively pursue what we believe is an excellent pipeline of acquisition targets to enhance the KLD service and product offering, resulting in profitable revenue growth.”

The Debenture has a term of 5 years and may be repaid at any time after closing of the merger without any prepayment penalty. The Debenture is not convertible at the option of the holder. However, in the event the Company elects to pre-pay the Debenture, MGG will have a right to purchase common stock from the Company in an amount commensurate in value to the pre-payment at the average price per share for the five days prior to the pre-payment. If the Company’s stock trades at $18 or higher for any 20 trading days within a 30 trading-day period, the Company has the right to force a mandatory conversion. The Debenture will pay interest in cash at a rate of 4% and further 4% in payment-in-kind interest. The principal amount and paid-in-kind interest is due at maturity of the Debenture. The face amount of the Debenture will increase up to the maximum of $150 million as the amount of proceeds in Pivotal’s trust account, after giving effect to any potential public stockholder redemptions, decreases below $230 million.

Evercore acted as sole financial advisor and capital markets advisor to The Carlyle Group investment vehicles that are KLD stockholders.

Pivotal expects to announce the third quarter financial performance of KLD in a subsequent press release once such financial information becomes available.

Additional Information and Where to Find It

Pivotal has filed a Registration Statement on Form S-4, including a proxy statement/prospectus, with the Securities and Exchange Commission (“SEC”) to be used in connection with its meeting of stockholders to approve the proposed transaction with KLD. The proxy statement/prospectus will be mailed to stockholders as of November 18, 2019. INVESTORS AND SECURITY HOLDERS OF PIVOTAL ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Pivotal and KLD once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Pivotal when and if available, can be obtained free of charge on Pivotal’s website at www.pivotalac.com or by directing a written request to Pivotal Acquisition Corp., c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Participants in the Solicitation

Pivotal and KLD and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Pivotal’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Pivotal’s directors and officers in Pivotal’s filings with the SEC, including Pivotal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on April 1, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Pivotal’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About KLDiscovery

KLDiscovery provides technology-enabled services and software to help law firms, corporations, government agencies and consumers solve complex data challenges. The company, with offices in 40+ locations across 20 countries, is a global leader in delivering best-in-class eDiscovery, information governance and data recovery solutions to support the litigation, regulatory compliance, internal investigation and data recovery and management needs of our clients. Serving clients for over 30 years, KLDiscovery offers data collection and forensic investigation, early case assessment, electronic discovery and data processing, application software and data hosting for web-based document reviews, and managed document review services. In addition, through its global Ontrack Data Recovery business, KLDiscovery delivers world-class data recovery, email extraction and restoration, data destruction and tape management. KLDiscovery has been recognized as one of the fastest growing companies in North America by both Inc. Magazine (Inc. 5000) and Deloitte (Deloitte’s Technology Fast 500) and CEO Chris Weiler was recognized as a 2014 Ernst & Young Entrepreneur of the Year™. Additionally, KLDiscovery is a Relativity Certified Partner and maintains ISO/IEC 27001 Certified data centers around the world. For more information, please email info@kldiscovery.com or visit www.kldiscovery.com.

About Pivotal Acquisition Corp.

Pivotal Acquisition Corp. (NYSE: PVT), a public investment vehicle, is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Pivotal’s securities are quoted on the New York Stock Exchange under the ticker symbols PVT, PVT WS and PVT.U. For more information, visit www.pivotalac.com.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding KLD’s future financial and business performance, attractiveness of KLD’s product offerings and platform and the value proposition of KLD’s products, are forward-looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Pivotal’s or KLD’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by Pivotal stockholders; the ability to meet the NYSE’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; KLD’s ability to execute on its plans to develop and market new products and the timing of these development programs; KLD’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of KLD’s solutions; the success of other competing technologies that may become available; KLD’s ability to identify and integrate acquisitions; the performance and security of KLD’s services; potential litigation involving Pivotal or KLD; and general economic and market conditions impacting demand for KLD’s services. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, the failure of other closing conditions, as well as other risks and uncertainties set forth in the “Risk Factors” section of Pivotal’s Registration Statement on Form S-4 and any subsequent reports that Pivotal files with the SEC. Neither Pivotal nor KLD undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors

Richard Simonelli 973-896-8184

richard.simonelli@kldiscovery.com

Media

Krystina Jones

888.811.3789

krystina.jones@kldiscovery.com